Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2020 Results

Literacy Revenues Increase 18%, Consumer Bookings and Revenue Grow 42% and 5%, respectively, over Q1 2019

ARLINGTON, VA —May 6, 2020 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Consolidated revenue increased 6% year over year to $47.2 million.
•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 18% year-over-year to $17.5 million.
•	Revenue within the Consumer Language segment increased 5% year-over-year to $16.1 million.
•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 6% year-over-year to $13.6 million.
•

Consolidated first quarter net loss was $6.2 million, a decline from a net loss of $0.5 million in the same quarter a year ago, driven by an increase in operating expenses and the absence of two non-recurring prior period events.

•	Consolidated bookings were $33.6 million, an increase of 20% versus the first quarter of 2019, driven by a 42% growth in Consumer bookings.
•	Adjusted EBITDA, a non-GAAP financial measure, was $1.2 million in the first quarter 2020, a decline from $3.3 million in the year-ago period.
•	At March 31, 2020 the Company had no debt outstanding and cash and cash equivalents totaled $35.1 million.

“I am incredibly proud and thankful for the Rosetta Stone team. We had a good start to the year, with our Literacy and Consumer Language segments demonstrating particular strength. The team remained focused and delivered a terrific Q1, even while transitioning to an entirely remote work environment, highlighted by year-over-year consolidated bookings growth of 20%, and incredibly meaningful new initiatives to support customers in this time of great uncertainty and pain for many” said John Hass, Chairman and Chief Executive Officer.  “Programs like unlimited site licenses for all existing K-12 literacy and language customers for the rest of the school year and a free 3-month student license through our Consumer Language business to support families whose children were now learning from home are examples of our “customer first” approach.”

Mr. Hass continued, “Ultimately, when the pandemic is under control and life returns to some degree of normalcy, we are confident that there will be even greater appreciation for the power of adaptive, blended learning, and in particular, our ability to deliver those solutions, anywhere, at any time.  In all cases, leveraging both the power of software to provide personalized, adaptive instruction, while providing the data and information to empower a teacher or a tutor to provide impactful human instruction that so many are missing in this pandemic.”

First Quarter 2020 Review

Revenue: Total revenue in the first quarter of 2020 was $47.2 million, compared to $44.6 million in the first quarter of 2019, due to an increase in Lexia and Consumer Language revenue, partially offset by a slight decline in E&E Language revenue. Consolidated bookings were $33.6 million, an increase of 20% versus the first quarter of 2019. Revenue growth lags bookings growth.

Revenue at Lexia increased 18% year-over-year to $17.5 million. The increase in Lexia revenues was a result of continued demand for its product portfolio and the concentrated efforts of a direct sales team.  Literacy bookings increased by 22% over the prior year period on a consistently high renewal rate of 103% and a solid retention rate of 88%. Retention and renewal rates have been and will continue to be affected in the short-term by our decision to support our K-12 customers impacted by the COVID-19 pandemic. We decided to leave licenses on for customers even as license periods came to an end, and to not push customers to pay immediately. We expect retention and renewal rates will normalize, but in the interim our decision to accommodate customers during this time has produced higher than normal retention rates, because we aren’t turning schools off at their license end date, and lower than normal renewal rates, because we aren’t requesting immediate payment.

Consumer Language segment revenue increased $0.8 million, or 5%, year-over-year to $16.1 million, reflecting the recognition of sales growth efforts made in prior quarters. Consumer Language bookings totaled $22.6 million in Q1 2020, up $6.7 million, or 42%, year over year from $15.8 million. Consumer Language bookings increased primarily due to the sale of Lifetime subscriptions in the Web channel, but because those sales are recognized as revenue over 24-months, they did not have a significant impact on revenue in Q1 2020. Subscriptions with a duration of one year or less totaled 38% of the subscription unit mix at the end of the first quarter 2020, down from 45% at the end of the same quarter last year.

E&E Language segment revenue decreased 6% year-over-year to $13.6 million. E&E language bookings decreased $2.1 million, or 28%, year-over-year. The bookings decrease was driven by lower bookings in the Enterprise portion of the segment spread across, Corporate, Reseller and Affiliate. Included in the decline was a $0.6 million impact for a sale from last year that the customer cancelled in Q1 2020.

US$ thousands, except for percentages

	Three months ended March 31,
	2020	Mix %	2019	Mix %	% change
Revenue from:
Literacy	$17,486	37%	$14,806	33%	18%
E&E Language	13,552	29%	14,443	32%	(6)%
Consumer Language	16,141	34%	15,362	35%	5%
Total Revenue	$47,179	100%	$44,611	100%	6%

Net Loss:  In the first quarter 2020, the Company reported a net loss of $6.2 million, or $(0.26) per diluted share.  In the comparable period a year ago, the Company reported a net loss of $0.5 million, or $(0.02) per diluted share. The decline in net loss of $5.6 million was driven by an increase in all operating expense categories, as an increase in revenue was fully offset by an increase in cost of revenue. Total operating expenses increased $4.2 million, or 11% year-over-year, to $41.9 million, primarily due to higher online media expense and higher stock based compensation expense as we shift more variable compensation from cash-based to equity-based. Additionally, the year-over-year change in net loss was also impacted by two prior year non-recurring items related to a $1.4 million gain on sale of idle assets and a $0.6 million tax benefit related to the Virginia state adoption of 2017 Tax Reform.

Balance Sheet: The Company had cash and cash equivalents of $35.1 million and no debt outstanding at March 31, 2020. Deferred revenue totaled $164.0 million at March 31, 2020, compared to $177.6 million at December 31, 2019. Short-term deferred revenue before SourceNext and Custom Content, which will be recognized as revenue over the next 12 months, totaled $104.4 million, or approximately 78% of the combined total deferred revenue balance at March 31, 2020.

Free Cash Flow and Adjusted EBITDA: Net cash used in operating activities was $3.5 million in the first quarter of 2020 compared to $6.6 million in the first quarter last year. Free cash flow, a non-GAAP financial measure, was an outflow of $7.3 million in the first quarter 2020, compared to an outflow of $11.3 million in the same period a year ago.

Adjusted EBITDA, a non-GAAP financial measure, was $1.2 million in the first quarter 2020, a decline compared to $3.3 million in the year-ago period.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Wednesday, May 13, 2020. Investors may dial into the replay using 1-412-317-6671 and passcode 13701431.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the impact of the COVID-19 pandemic on the global economy; the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2019, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages, including several endangered languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$35,122	$43,010
Restricted cash	49	54
Accounts receivable (net of allowance for doubtful accounts of $725 and $510 at March 31, 2020 and December 31, 2019, respectively)	15,391	22,919
Inventory	1,377	1,545
Deferred sales commissions	10,264	11,558
Prepaid expenses and other current assets	3,905	4,172
Total current assets	66,108	83,258
Deferred sales commissions	7,379	7,682
Property and equipment, net	39,124	39,251
Operating lease right-of-use assets	5,399	5,818
Intangible assets, net	13,936	14,317
Goodwill	48,807	48,958
Other assets	1,855	1,823
Total assets	$182,608	$201,107
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$6,831	$7,534
Accrued compensation	10,955	9,854
Income tax payable	150	78
Operating lease liabilities	1,425	1,455
Other current liabilities	10,979	13,090
Deferred revenue	105,969	119,851
Total current liabilities	136,309	151,862
Deferred revenue	58,036	57,766
Deferred income taxes	2,635	2,590
Operating lease liabilities	3,831	4,167
Other long-term liabilities	786	914
Total liabilities	201,597	217,299
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 25,580 and 25,060 shares issued, and 24,580 and 24,060 shares outstanding, at March 31, 2020 and December 31, 2019, respectively)	2	2
Additional paid-in capital	214,208	210,846
Treasury stock, at cost; 1,000 and 1,000 shares at March 31, 2020 and December 31, 2019, respectively)	(11,435)	(11,435)
Accumulated loss	(218,654)	(212,548)
Accumulated other comprehensive loss	(3,110)	(3,057)
Total stockholders' deficit	(18,989)	(16,192)
Total liabilities and stockholders' deficit	$182,608	$201,107

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2020	2019
Revenue	$47,179	$44,611
Cost of revenue	11,101	8,426
Gross profit	36,078	36,185
Operating expenses
Sales and marketing	25,434	23,238
Research and development	6,917	5,738
General and administrative	9,562	8,692
Total operating expenses	41,913	37,668
Loss from operations	(5,835)	(1,483)
Other income and (expense):
Interest income	16	33
Interest expense	(53)	(60)
Other income and (expense)	71	796
Total other income and (expense)	34	769
Loss before income taxes	(5,801)	(714)
Income tax expense (benefit)	380	(170)
Net loss	$(6,181)	$(544)
Loss per share:
Basic	$(0.26)	$(0.02)
Diluted	$(0.26)	$(0.02)
Common shares and equivalents outstanding:
Basic weighted average shares	23,803	23,036
Diluted weighted average shares	23,803	23,036

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,181)	$(544)
Non-cash adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	2,261	1,220
Loss on foreign currency transactions	22	708
Bad debt expense (recovery)	258	(13)
Depreciation and amortization	4,420	3,529
Operating lease costs	535	526
Deferred income tax expense (benefit)	115	(592)
Gain on disposal or sale of assets	—	(1,395)
Amortization of deferred financing costs	19	14
Net change in:
Accounts receivable	7,082	8,237
Inventory	168	(829)
Deferred sales commissions	1,579	1,997
Prepaid expenses and other current assets	197	(789)
Income tax receivable or payable	71	271
Other assets	(71)	144
Accounts payable	(685)	(1,595)
Accrued compensation	2,178	2,441
Other current liabilities	(1,934)	(2,622)
Operating lease liabilities	(478)	(544)
Other long-term liabilities	—	(31)
Deferred revenue	(13,038)	(16,700)
Net cash used in operating activities	(3,482)	(6,567)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,786)	(4,714)
Proceeds from sale of assets	—	996
Net cash used in investing activities	(3,786)	(3,718)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	42	744
Payment of deferred financing costs	(66)	(2)
Payments under financing lease liabilities	(115)	(110)
Net cash (used in) provided by financing activities	(139)	632
Decrease in cash, cash equivalents, and restricted cash	(7,407)	(9,653)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(486)	(180)
Net decrease in cash, cash equivalents, and restricted cash	(7,893)	(9,833)
Cash, cash equivalents, and restricted cash—beginning of period	43,064	38,174
Cash, cash equivalents, and restricted cash—end of period	$35,171	$28,341

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended March 31,
	2020	2019
GAAP net loss	$(6,181)	$(544)
Total other non-operating (income) and expense, net	(34)	(769)
Income tax expense (benefit)	380	(170)
Depreciation and amortization	4,420	3,529
Stock-based compensation expense	2,261	1,220
Other EBITDA adjustments	327	53
Adjusted EBITDA*	$1,173	$3,319

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three months ended March 31,
	2020	2019
Net cash used in operating activities	$(3,482)	$(6,567)
Purchases of property and equipment	(3,786)	(4,714)
Free cash flow *	$(7,268)	$(11,281)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31
	2019	2019	2019	2019	2019	2020
Revenue by Segment (in thousands, except percentages)

Literacy	14,806	15,101	15,587	17,131	62,625	17,486
E&E Language	14,443	14,502	14,074	13,793	56,812	13,552
Consumer Language	15,362	16,339	15,795	15,769	63,265	16,141
Total	44,611	45,942	45,456	46,693	182,702	47,179

YoY Growth (%)
Literacy	20%	19%	18%	18%	19%	18%
E&E Language	(6)%	(6)%	(6)%	(5)%	(6)%	(6)%
Consumer Language	2%	6%	9%	2%	5%	5%
Total	4%	6%	6%	5%	5%	6%

% of Total Revenue
Literacy	33%	33%	34%	37%	34%	37%
E&E Language	32%	32%	31%	29%	31%	29%
Consumer Language	35%	35%	35%	34%	35%	34%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,830	41,179	40,891	42,180	164,080	42,529
International	4,781	4,763	4,565	4,513	18,622	4,650
Total	44,611	45,942	45,456	46,693	182,702	47,179

Revenues by Geography (as a %)
United States	89%	90%	90%	90%	90%	90%
International	11%	10%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.